Exhibit 99.1

Digimarc Reports Fourth Quarter and Full Year 2019 Financial Results

Beaverton, Ore. — February 26, 2020 — Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform for digital identification and detection, reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Results

Revenue for the fourth quarter of 2019 increased two percent to $5.3 million compared to $5.2 million in the fourth quarter of 2018. The increase in revenue was primarily due to higher subscription revenue, partially offset by lower service revenue due to timing of program work.

Operating expenses for the fourth quarter of 2019 increased nine percent to $12.4 million compared to $11.4 million in the same quarter a year-ago. The increase in operating expenses was primarily due to routine annual compensation and benefits adjustments for employees and increased headcount.

Operating loss for the fourth quarter of 2019 increased seven percent to $8.9 million compared to $8.3 million in the fourth quarter of 2018. The increased operating loss was primarily due to higher operating expenses.

Net loss for the fourth quarter of 2019 increased eight percent to $8.7 million or $(0.73) per diluted share compared to net loss of $8.0 million or $(0.70) per diluted share in the same quarter a year-ago.

At quarter-end, cash, cash equivalents and marketable securities totaled $36.8 million compared to $42.8 million at September 30, 2019.

Full Year 2019 Financial Results

Revenue for the full year 2019 increased eight percent to $23.0 million, compared to $21.2 million in 2018. The increase in revenue was primarily due to higher subscription revenue reflecting higher Digimarc Discover and Digimarc Barcode revenue, partially offset by lower Digimarc Guardian revenue.

Operating expenses for the full year 2019 increased five percent to $48.7 million compared to $46.3 million in 2018. The increase in operating expenses was primarily due to routine annual compensation and benefits adjustments for employees.

Operating loss for the full year 2019 increased one percent to $33.7 million compared to an operating loss of $33.5 million in 2018. The increased operating loss was primarily due to higher operating expenses, partially offset by higher revenue.

Net loss for the full year 2019 increased one percent to $32.8 million or $(2.79) per diluted share, compared to a net loss of $32.5 million or $(2.86) per diluted share in 2018.

Conference Call

Digimarc will hold a conference call today (Wednesday, February 26, 2020) to discuss these results, as well as provide an update on market conditions and execution of strategy. Chairman and CEO Bruce Davis and CFO Charles Beck will host the call starting at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). A question and answer session will follow management’s presentation.

The conference call will be broadcast live and available for replay and in the investor section of the company's website. The conference call script will also be posted to the company’s website shortly before the call.

For those who wish to listen to the call via telephone, please dial the number below at least five minutes prior to the scheduled start time:

Toll-Free Number: 866-562-9934

International Number: 706-679-0638

Conference ID: 2985885

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer in the automatic identification of media, including packaging, other commercial print, digital images, audio and video. The Digimarc Platform provides innovative and comprehensive automatic recognition software and services to simplify search, and transform information discovery through unparalleled reliability, efficiency and security. The Digimarc Platform enables applications that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon with a growing supplier network around the world. Visit digimarc.com and follow us @digimarc to learn more about The Barcode of Everything®.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company's Form 10-K for the year ended December 31, 2018 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Company Contacts:

Charles Beck

Chief Financial Officer

503-469-4721

Charles.Beck@digimarc.com

Matt Glover

Gateway Investor Relations

Investor Relations for Digimarc

949-574-3860

DMRC@gatewayir.com

Digimarc Corporation

Consolidated Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Month Information		Twelve Month Information
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Revenue:
Service	$2,626	$3,144	$12,793	$12,774
Subscription	2,201	1,487	8,125	6,041
License	492	596	2,069	2,377
Total revenue	5,319	5,227	22,987	21,192

Cost of revenue:
Service	1,152	1,510	5,523	5,922
Subscription	471	437	1,840	1,907
License	176	154	673	597
Total cost of revenue	1,799	2,101	8,036	8,426

Gross profit:
Service	1,474	1,634	7,270	6,852
Subscription	1,730	1,050	6,285	4,134
License	316	442	1,396	1,780
Total gross profit	3,520	3,126	14,951	12,766

Gross margin:
Service	56%	52%	57%	54%
Subscription	79%	71%	77%	68%
License	64%	74%	67%	75%
Percentage of gross profit to total revenue	66%	60%	65%	60%

Operating expenses:
Sales and marketing	4,999	4,755	19,875	19,140
Research, development and engineering	4,343	3,897	16,467	15,971
General and administrative	2,654	2,402	10,848	9,897
Intellectual property	399	334	1,492	1,282
Total operating expenses	12,395	11,388	48,682	46,290

Operating loss	(8,875)	(8,262)	(33,731)	(33,524)

Other income, net	185	258	912	1,057

Loss before income taxes	(8,690)	(8,004)	(32,819)	(32,467)

Benefit (provision) for income taxes	7	(10)	(21)	(39)
Net loss	$(8,683)	$(8,014)	$(32,840)	$(32,506)

Earnings (loss) per common share:
Loss per common share - basic	$(0.73)	$(0.70)	$(2.79)	$(2.86)
Loss per common share - diluted	$(0.73)	$(0.70)	$(2.79)	$(2.86)
Weighted average common shares outstanding - basic	11,967	11,443	11,762	11,360
Weighted average common shares outstanding - diluted	11,967	11,443	11,762	11,360

Digimarc Corporation

Consolidated Balance Sheet Information

(in thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents (1)	$11,213	$27,278
Marketable securities (1)	25,604	16,378
Trade accounts receivable, net	4,021	3,888
Other current assets	2,456	2,100
Total current assets	43,294	49,644
Property and equipment, net	3,650	3,955
Intangibles, net	6,670	6,649
Goodwill	1,114	1,114
Other assets	2,660	425
Total assets	$57,388	$61,787

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$2,272	$1,092
Deferred revenue	3,172	3,226
Total current liabilities	5,444	4,318
Lease liability and other long-term liabilities	2,494	854
Total liabilities	7,938	5,172

Commitments and contingencies

Shareholders' equity:
Preferred stock	50	50
Common stock	12	12
Additional paid-in capital	188,103	162,428
Accumulated deficit	(138,715)	(105,875)
Total shareholders' equity	49,450	56,615

Total liabilities and shareholders' equity	$57,388	$61,787

(1) Aggregate cash, cash equivalents and marketable securities was $36,817 and $43,656 at December 31, 2019 and 2018, respectively.

Digimarc Corporation

Consolidated Cash Flow Information

(in thousands)

(Unaudited)

	Twelve Month Information
	December 31,	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	(32,840)	$(32,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and write-off of property and equipment	1,449	1,554
Amortization and write-off of intangibles	758	589
Stock-based compensation	8,214	7,298
Changes in operating assets and liabilities:
Trade accounts receivable	(133)	2,516
Other current assets	(356)	92
Other assets	474	(57)
Accounts payable and other accrued liabilities	702	(744)
Deferred revenue	(41)	182
Lease liability and other long-term liabilities	(639)	(134)
Net cash used in operating activities	(22,412)	(21,210)

Cash flows from investing activities:
Purchase of property and equipment	(1,055)	(1,292)
Capitalized patent costs	(659)	(747)
Maturity of marketable securities	42,084	34,558
Purchase of marketable securities	(51,310)	(24,021)
Net cash provided by (used in) investing activities	(10,940)	8,498

Cash flows from financing activities:
Issuance of common stock, net of issuance costs	19,615	—
Exercise of stock options	1,178	1,256
Purchase of common stock	(3,506)	(2,089)
Net cash provided by (used in) financing activities	17,287	(833)

Net decrease in cash and cash equivalents (2)	$(16,065)	$(13,545)

Cash, cash equivalents and marketable securities at beginning of period	43,656	67,738
Cash, cash equivalents and marketable securities at end of period	36,817	43,656
(2) Net decrease in cash, cash equivalents and marketable securities	$(6,839)	$(24,082)

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